United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 30, 2013

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho 83706

(Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, we entered into three loan transaction with “accredited investors”, two of our board members and shareholders, Murali Ranganathan and Todd Hackett.

Mr. Hackett financed a Convertible Promissory Note, payable with interest at 8% per annum in the amount of $150,000, convertible into shares of common stock of the Company at a price of $0.04 per share, which represents a 50% discount from the market price as of the date of the note. The note is due thirty six months from the date of the note in cash, on or before September 30, 2016.

Mr. Hackett financed a short term Promissory Note in the amount of $260,000, payable with interest at 10% per annum, in cash on or before November 29, 2013. The funds provided will be used solely for payments of accounts payable as prioritized by the Board of Directors. Promissory Note is secured by license agreement between PCS Edventures!.com and Creya Learning, originally entered into in 2011, with respect to curriculum access and in-country usage in private educational facilities, together with support and training on an asset needed basis.

Mr. Ranganathan financed a Convertible Promissory Note, payable with interest at 8% per annum in the amount of $25,000, convertible into shares of common stock of the Company at a price of $0.04 per share, which represents a 50% discount from the market price as of the date of the note. The note is due thirty six months from the date of the note in cash, on or before September 30, 2016.

These securities were offered and sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant Section 4(2) thereof.

Item 9.01 Financial Statements and Exhibit

(d)	Exhibit No.	Exhibit Description

	10.1	Convertible Promissory Note 1
	10.2	Convertible Promissory Note 2
	10.3	Promissory Note 3

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	October 3, 2013	By:	/s/ Robert O. Grover
Robert O. Grover
CEO